Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-11 (No. 333-128885) of Desert Capital REIT, Inc., of our report dated March 30, 2007 related to the audited financial statements, which appear in this Annual Report on Form 10-K. We also consent to the reference to us under the heading “Selected Financial Data” in this Annual Report on Form 10-K.

Bismarck, North Dakota
March 30, 2007